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Exhibit 3.12

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

EXCO OPERATING, LP

(A Delaware Limited Partnership)

        THE INTERESTS REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. WITHOUT REGISTRATION, THESE INTERESTS MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE PARTNERSHIP OF AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER OF THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE GENERAL PARTNER OF THE PARTNERSHIP OF OTHER EVIDENCE SATISFACTORY TO THE GENERAL PARTNER TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER. ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF THESE INTERESTS IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP.

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

EXCO OPERATING, LP

(A Delaware Limited Partnership)

i

ARTICLE 8 TRANSFER OF INTERESTS		6
8.1.	Transfers by Partners	6
8.2.	Tax Matters	6
ARTICLE 9 DISSOLUTION		6
9.1.	Causes	6
9.2.	Reconstitution	7
9.3.	Interim Manager	7
ARTICLE 10 WINDING UP AND TERMINATION		7
10.1.	General	7
10.2.	Liquidation	7
10.3.	Creation of Reserves	7
10.4.	Final Accounting	8
ARTICLE 11 MISCELLANEOUS		8
11.1.	Notices	8
11.2.	Interpretation	8
11.3.	Terms	8
11.4.	References to This Agreement	8
11.5.	Amendment	8
11.6.	Severability	8
11.7.	No Third-Party Beneficiary	8
11.8.	Sole and Absolute Discretion	9
11.9.	Binding Effect	9
11.10.	Complete Agreement	9
11.11.	Reliance on Authority of Persons Signing Agreement	9
11.12.	Other Business	9
11.13.	Partition Rights	9
11.14.	Agreement in Counterparts	9
Attachments:	Exhibit A	A-1

ii

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

EXCO OPERATING, LP

(A Delaware Limited Partnership)

        THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this "Agreement") is made as of the 31st day of July, 2001, by and among EXCO Investments II, LLC, a Delaware limited liability company (the "General Partner"), and those Persons listed as Limited Partners on Exhibit A (the "Limited Partner"), and they together hereby continue a limited partnership (the "Partnership") pursuant to the Act (hereinafter defined).

        WHEREAS, the Partners desire to more fully set forth their agreement regarding owning, operating and managing the Property.

        NOW, THEREFORE, to restate the entire agreement of the Partners with respect to their rights and obligations as Partners and with respect to the Partnership and its affairs, and in consideration of these premises, it is hereby agreed as follows:

ARTICLE 1
GENERAL

        1.1.  Continuation. The Partnership is hereby continued pursuant to the Act and under the terms of this Agreement. Except as otherwise provided in this Agreement, the rights and liabilities of the Partners are governed by the Act.

        1.2.  Name and Certificate. The name of the Partnership is "EXCO Operating, LP". The General Partner caused to be prepared and filed a separate certificate of limited partnership to satisfy the requirements of the Act.

        1.3.  Office and Agent. The registered office, registered agent and principal place of business of the Partnership are set forth on Exhibit A. The registered office, registered agent or principal place of business may be changed by the General Partner after the General Partner delivers a written notice about such change to the Partners.

        1.4.  Term. The Partnership was formed as a limited partnership on the date that the certificate of limited partnership was filed with the Secretary of State of the State of Delaware, and the Partnership shall continue until terminated pursuant to this Agreement.

        1.5.  Purposes. The purposes of the Partnership are to engage in any lawful act or activity for which a partnership may be organized under the Act.

        1.6.  Limits. The relationship between and among the Partners is limited to the carrying on of the business of the Partnership in accordance with this Agreement. That relationship shall be construed and deemed to be a limited partnership for the sole and limited purpose of carrying on that business. This Agreement does not create a general partnership between the parties or authorize any party to act as general agent for any other party.

ARTICLE 2
DEFINITIONS

        2.1.  Definitions. In this Agreement, the following terms, unless the context otherwise requires, have the meanings indicated:

          "Accountant" means the certified public accountant or firm of certified public accountants, if any, selected by the General Partner to perform accounting functions on behalf of the Partnership.

          "Act" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (or any corresponding provisions of succeeding law).

          "Agreement" or "Partnership Agreement" means this Amended and Restated Agreement of Limited Partnership, as amended, from time to time.

          "Approval of the Partners" or "Approved by the Partners" means the affirmative approval, determined under Section 6.7, of Partners then entitled to vote who hold in the aggregate more than fifty-five percent (55%) of the Interests.

          "Bankruptcy" means, for any Partner, that Partner's taking or acquiescing in the taking of an action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar law affecting the rights or remedies of creditors generally, as in effect from time to time.

          "Business Day" means a day other than a Saturday, Sunday or other day which is a nationally recognized holiday in the United States of America.

          "Capital Contribution" means, with respect to any Partner, the amount of money or property contributed to the Partnership with respect to the interest in the Partnership held by that Person.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

          "Fiscal Year" means the Partnership's fiscal year, which shall be the calendar year.

          "General Partner" means the Person named as such in the opening recital of this Agreement and any other Person who becomes a general partner of the Partnership pursuant to this Agreement unless any such Person ceases to be a General Partner.

          "Interest" means the ownership interest in the Partnership received by a Partner, expressed as a percentage on Exhibit A, as adjusted from time to time as provided in this Agreement.

          "IRS Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

          "Limited Partner" means, the Persons listed as Limited Partners on Exhibit A, and any other Person who becomes a Limited Partner pursuant to this Agreement, unless any such Person ceases to be a Limited Partner.

          "Maximum Lawful Rate" means the maximum, lawful, non-usurious rate that may be charged, collected or received on a particular loan under applicable laws.

          "Net Cash Flow" means all cash flow, receipts and revenues generated by the Partnership minus amounts necessary for (i) Operating Expenses, (ii) a reserve fund for future Operating Expenses, (iii) debt service of the Partnership (other than the Partner Loans), or (iv) any other expenses of the Partnership.

          "Operating Expenses" means the costs, expenses, or charges incurred by the Partnership, including, without limitation, salaries, professional fees, wages, all other expenses incurred in the day-to-day operation of the Partnership.

          "Partner Loans" has the meaning set forth in Section 3.3.

          "Partners" means all General Partners and the Limited Partner, where no distinction is required by the context in which the term is used herein.

          "Person" means any corporation, limited liability company, partnership, joint venture, co-tenancy, trust, any other legal entity or natural person, whether or not a party to this Agreement.

          "Prime Rate" means at any time the prime interest rate set at that time by Bank of America, Dallas, Texas, or if that bank is no longer in existence, the largest bank then operating in Dallas, Texas.

          "Pro Rata" means the ratio determined by dividing the Interests of Partners to whom a particular provision of this Agreement is stated to apply by the aggregate of the Interests of all Partners to whom that provision is stated to apply.

          "Property" means all of the assets of the Partnership.

        2.2.  Other Definitions. All terms used in this Agreement which are not defined in this Article 2 have the meanings contained elsewhere in this Agreement.

ARTICLE 3
CAPITALIZATION

        3.1.  Identification. The name, address, initial Capital Contributions and Interest of each Partner are set forth on Exhibit A.

        3.2.  Additional Capital Contributions. Unless additional Capital Contributions are Approved by the Partners, the Partners shall not be obligated to make any additional Capital Contributions. If so approved, the General Partner shall promptly notify all Partners, and the Partners Pro Rata shall make such Capital Contributions.

        3.3.  Partner Loans. If the General Partner makes a request for loans, the Partners, Pro Rata or as they may otherwise agree, may make a loan or loans to the Partnership. The amount of any such loan or advance (the "Partner Loans") shall not be deemed an increase in the Capital Contributions of the Partner that makes such loan or entitle that lending Partner to any increase in its Interest. Unless otherwise Approved by the Partners, any Partner Loan (i) shall bear interest at the lower of (A) the Prime Rate plus one percent (1.0%) per annum or (B) the Maximum Lawful Rate, which interest is payable on the first day of each month, (ii) shall have a term of three (3) years, and (iii) shall be recourse to the Partnership but not to any Partner.

        3.4.  Limitation on Liability. Except as otherwise provided in this Agreement, no Limited Partner shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership. Except as otherwise provided herein, a Limited Partner shall be liable to make only any additional Capital Contributions required in this Agreement and shall not be required to lend any funds to the Partnership. Notwithstanding any of the foregoing to the contrary, to the extent required by applicable law, a Partner receiving a distribution shall be liable to the Partnership for any sum, not in excess of such amount distributed plus interest from the date of such return, necessary to discharge the liabilities of the Partnership to creditors who extended credit or whose claim arose before such distribution.

ARTICLE 4
DISTRIBUTIONS AND ALLOCATIONS

        4.1.  Distributions of Net Cash Flow. When the General Partner so directs, but in any event, at least annually unless otherwise Approved by the Partners, Net Cash Flow, if any, shall be used to pay the interest and then the principal of any Partner Loans and then shall be distributed among the Partners Pro Rata.

        4.2.  Allocation of Taxable Items. All profits, losses and taxable items shall be allocated to the Partners Pro Rata.

        4.3.  Regulatory Compliance. The Partners shall exercise the utmost good faith in cooperating to amend this Agreement to effect the changes, if any, recommended by the professional tax advisers of the Partnership to cause compliance with Code Section 704(b) and the IRS Regulations promulgated thereunder.

ARTICLE 5
STATUS OF LIMITED PARTNER

        5.1.  General. Each Limited Partner has all of the rights, and is afforded the status, of a limited partner under the Act. No Limited Partner shall participate in the management or control of the business of the Partnership, transact any business for the Partnership, or have power to act for or bind the Partnership.

        5.2.  Limitation on Liability. No Limited Partner has any personal liability whatsoever, whether to the Partnership, the General Partner or any creditor of the Partnership, for the debts, expenses, liabilities, or obligations of the Partnership (but each Partner does have personal liability for its obligations under Article 3), unless that Limited Partner otherwise agrees in a separate writing with a third party creditor of the Partnership.

        5.3.  Bankruptcy; Death. None of the Bankruptcy, death, disability, or declaration of incompetence of a Limited Partner shall cause a dissolution of the Partnership. However, the rights of that Limited Partner to share in the profits and losses of the Partnership and to receive distributions of the funds of the Partnership shall, on the happening of one of these events, devolve on that estate, legal representative, or successors in interest, as the case may be, of that Limited Partner subject to the terms and conditions of this Agreement. The estate, representative, or successors in interest of that Limited Partner are liable for all of the unsatisfied obligations, if any, of that Limited Partner. In no event shall the estate, representative, or successors in interest become a limited partner in the Partnership.

ARTICLE 6
MANAGEMENT

        6.1.  Rights. The General Partner shall have the exclusive right, power and authority to take any action other than actions specifically restricted herein or the following actions which the General Partner has no right, power or authority to do, without the Approval of the Partners:

          (a)   Admit any additional Partner to the Partnership;

          (b)   Amend this Agreement;

          (c)   Require additional Capital Contributions from the Partners;

          (d)   Terminate, liquidate and wind up the Partnership, except upon the occurrence of any event which, under applicable law or this Agreement, dissolves the Partnership;

          (e)   Knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction; or

          (f)    Sell, assign or otherwise transfer all or any portion of its Interest in the Partnership.

        6.2.  Duties. The General Partner shall manage and control the Partnership and its business and affairs in accordance with the standards of the industry, and shall use reasonable, good faith efforts to carry out the business of the Partnership. The General Partner shall devote itself to the business of the Partnership to the extent required to carry out the business of the Partnership, but shall not be precluded from being involved in other businesses or activities. The General Partner shall perform its duties under this Agreement with ordinary prudence and in a manner characteristic of a businessman in similar circumstances.

        6.3.  Indemnification. The General Partner shall be indemnified and held harmless by the Partnership, including advancement of expenses, but only to the extent that the assets of the Partnership are sufficient therefor, from and against all claims, liabilities, and expenses arising out of any management of the affairs of the Partnership, but excluding those caused by the gross negligence or willful misconduct of the General Partner, subject to all limitations and requirements imposed by the Act. These indemnification rights are in addition to any rights that the General Partner may have against third parties. THE AGREEMENT SET FORTH IN THIS SECTION IS AN INDEMNITY BY THE PARTNERSHIP INDEMNIFYING THE GENERAL PARTNER AGAINST ITS OWN NEGLIGENCE. THE GENERAL PARTNER WOULD NOT HAVE ENTERED THIS AGREEMENT IF THIS PROVISION WAS NOT INCLUDED IN THE AGREEMENT.

        6.4.  Appointment and Replacement. Each General Partner shall serve in such capacity unless and until replaced pursuant to this Agreement. In the event of the death, liquidation, dissolution, Bankruptcy, withdrawal, or disability of any Person herein or hereafter named as General Partner, the Partners shall appoint a successor General Partner who must be Approved by the Partners.

        6.5.  Approval and Meetings.

          (a)   Actions and decisions requiring Approval of the Partners may be authorized or made either by vote of the required Partners taken at a meeting of the required Partners or by written consent of same without a meeting. For the purpose of determining the Partners entitled to vote on, or to vote at, any meeting of the Partners or on a request for written consent, the record date for any such determination shall be the day before a General Partner delivers notice of the meeting or its request for written consent.

          (b)   The General Partner may call a meeting to obtain Approval of the Partners for an action or decision under this Agreement by delivering to the other Partners notice of the time and purpose of the meeting at least seven (7) days before the day of the meeting. Each meeting of Partners shall be conducted by the General Partner. Meetings may be held by telephone conference and participation by a Partner in a meeting by telephone conference shall constitute presence of that Partner.

          (c)   The General Partner may propose that actions or decisions requiring Approval of the Partners be approved by written consent of the required Partners in lieu of a meeting by delivering to the required Partners notice of the proposal of the General Partner. The written consent of a Partner to that proposal may be evidenced by its signature on a counterpart of the proposal or by a separate writing (including a telecopy) that identifies the proposal with reasonable specificity and states that it consents to that proposal. For purposes of obtaining a written consent, the General Partner may require the response of the requisite Partners within a specified time (the "Response Date") provided the Response Date is not less than seven (7) days from the date of the notice.

        6.6.  Execution of Documents. All Partners shall, on the request of the General Partner, promptly execute all documents and instruments necessary or helpful in carrying out actions of the Partnership that have been properly authorized.

ARTICLE 7
BOOKS AND ACCOUNTS

        7.1.  Books and Records. The books and records of the Partnership shall, at the cost and expense of the Partnership, be kept or caused to be kept at the principal place of business of the Partnership or the Accountant, and shall be available for inspection by any Partner. The books and records shall be kept on the basis of a Fiscal Year, shall reflect all transactions of the Partnership, shall be appropriate and adequate for conducting the business of the Partnership and shall otherwise be in accordance with generally accepted accounting principles and procedures applied in a consistent manner. The Partnership shall initially use the method of accounting chosen by the Accountant with the approval of the General Partner. The General Partner shall maintain the records required to be kept pursuant to the Act.

        7.2.  Reports. As soon as practical after the end of each Fiscal Year of the Partnership, the General Partner shall cause the Accountant to prepare and furnish to each Partner, at the expense of the Partnership, a balance sheet of the Partnership (dated as of the end of the Fiscal Year then ended), and a related statement of income, loss, and change in financial position for the Partnership (for the same year), together with a copy of all tax returns of the Partnership for the taxable year.

        7.3.  Tax Matters. The Partners intend for the Partnership to be treated, for federal, state, and municipal income and franchise tax purposes, as a partnership. The General Partner shall cause the Accountant to prepare all federal, state and local income and other tax returns that the Partnership is required to file. The General Partner is designated as the "tax matters partner" as defined in the Code.

        7.4.  Depositories. One or more accounts may be maintained for the Partnership at any commercial financial institution or depository chosen by the General Partner. The funds of the Partnership shall not be commingled with the funds of any other Person. Checks may be drawn on the account or accounts of the Partnership only for the purposes of the Partnership and shall be signed by a duly authorized officer of the General Partner or such other Persons as designated by the General Partner.

ARTICLE 8
TRANSFER OF INTERESTS

        8.1.  Transfers by Partners. Each Partner may sell, assign or otherwise transfer all or any portion of its Interest in the Partnership only upon Approval of the Partners.

        8.2.  Tax Matters. On the transfer of all or part of an interest in the Partnership, at the request of the transferee of the interest, the General Partner may cause the Partnership to elect, pursuant to Code Section 754 to adjust the tax basis of the properties of the Partnership as provided by Code Sections 734 and 743.

ARTICLE 9
DISSOLUTION

        9.1.  Causes. The Partnership shall be dissolved on the first to occur of any of the following events, and each Partner hereby expressly waives any right that it might otherwise have to dissolve the Partnership:

          (a)   The Bankruptcy, death, disability, declaration of incompetence, or any other occurrence that would legally disqualify the last remaining General Partner from acting under this Agreement;

          (b)   The retirement, resignation, or withdrawal from the Partnership by the last remaining General Partner;

          (c)   The execution of an instrument dissolving the Partnership that has been Approved by the Partners; or

          (d)   An event requiring such action under the Act.

        Nothing contained in this Section 9.1 is intended to grant to a Partner the right to dissolve the Partnership at will (by retirement, resignation, withdrawal or otherwise), or to exonerate a Partner from liability to the Partnership and the remaining Partners if that Partner dissolves the Partnership at will.

A dissolution at will of the Partnership is in contravention of this Agreement for purposes of the Act or any successor statute.

        9.2.  Reconstitution. If dissolution of the Partnership results from the occurrence of an event described in Section 9.1(a) or Section 9.1(b) , then the Partnership may be reconstituted and its business continued pursuant to the Act. If a reconstitution is completed, an appropriate amendment to this Agreement and, if necessary, to the certificate of limited partnership shall be executed and, in the case of the certificate of limited partnership, if necessary, appropriately filed of record. The rights of the remaining Partners after reconstitution, and the rights and liabilities of any Partner wrongfully dissolving the Partnership in contravention of this Agreement, shall be as provided for under the laws of the State of Delaware.

        9.3.  Interim Manager. If the Partnership is dissolved as a result of an event described in Section 9.1(a) or Section 9.1(b), the Partners, subject to the Approval of the Partners (but excluding in such computation the Interest of the then General Partner), may appoint an interim manager of the Partnership, who shall have and may exercise all the rights, powers and duties of the General Partner under this Agreement, until (i) the new General Partner is elected pursuant to Section 6.4, if the Partnership is reconstituted pursuant to Section 9.2, or (ii) a liquidator is appointed by the interim manager subject to the Approval of the Partners (excluding in such computation the Interest of the then General Partner), if the Partnership is not reconstituted.

ARTICLE 10
WINDING UP AND TERMINATION

        10.1. General. If the Partnership is dissolved and is not reconstituted, then the General Partner shall begin to wind up the Partnership and to liquidate and sell the assets of the Partnership all pursuant to the Act. The General Partner shall determine the time, manner and terms of any sale or sales of Property pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions.

        10.2. Liquidation. In the course of the winding up and terminating of the business and affairs of the Partnership, its assets (other than cash) shall be sold, its liabilities and obligations to creditors and all expenses incurred in its liquidation shall be paid. All Property shall be sold on liquidation of the Partnership, and no Property shall be distributed in kind to the Partners, unless it is distributed in proportion to the amounts that each Partner is due under this Section 10.2. Thereafter, the net proceeds from those sales (after deducting all selling costs and expenses in connection therewith), together with (at the expiration of the period referred to in Section 10.3) the balance in the reserve account referred to in Section 10.3, shall be distributed (i) first, to pay the outstanding balance and interest on any Partner Loans, and (ii) second, to the Partners Pro Rata.

        The General Partner shall use all reasonable efforts to effect complete liquidation of the Partnership within one (1) year after the date on which the Partnership is dissolved. Each holder of an interest in the Partnership shall look solely to the assets of the Partnership for all distributions and shall have no recourse therefor (on dissolution or otherwise) against the Partnership or the other Partners. On the completion of the liquidation of the Partnership and the distribution of all funds of the Partnership, the Partnership shall terminate, and the General Partner shall have the authority to execute and record all documents required to effectuate the dissolution and termination of the Partnership. Distributions pursuant to this Section 10.2 may be made to a trust established for the benefit of the Partners for the purposes of liquidating the Property, collecting amounts owed to the Partnership, and paying contingent or unforeseen liabilities or obligations of the Partnership.

        10.3. Creation of Reserves. After making payment or provision for payment of all fixed and determinable debts and liabilities of the Partnership and all expenses of liquidation, the General Partner may set up, for a period not to exceed one (1) year after the date of dissolution, the cash reserves that the General Partner deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership.

        10.4. Final Accounting. Within a reasonable time following the completion of the liquidation, the General Partner shall supply to the Partners a statement which shall set forth (i) the assets and the liabilities of the Partnership as of the date of complete liquidation, (ii) the distributions to each Partner pursuant to Section 10.2, and (iii) the amount retained as reserves by the General Partner pursuant to Section 10.3.

ARTICLE 11
MISCELLANEOUS

        11.1. Notices.

          (a)   Any notice, notification, demand or request provided or permitted to be given under this Agreement must be in writing and shall have been deemed to have been properly given, unless explicitly stated otherwise, if sent by (i) Federal Express or other comparable overnight courier, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) telecopy during normal business hours to the place of business of the recipient.

          (b)   For purposes of all notices, the addresses and telecopy numbers of the Partners are set forth on Exhibit A.

          (c)   All notices, notifications, demands or requests so given shall be deemed given and received (i) if mailed, three (3) days after being deposited in the mail; (ii) if sent via overnight courier, the next Business Day after being deposited; or (iii) if telecopied on a Business Day, that day, or if telecopied on a day that is not a Business Day, the next day that is a Business Day.

        11.2. Interpretation. The construction and validity of this Agreement and the rights and obligations of the respective parties hereunder shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Delaware.

        11.3. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person or Persons may in the context require. Any reference to the Code or other statutes or laws shall include all amendments, modifications, or replacements of the specific sections and provisions concerned.

        11.4. References to This Agreement. Unless otherwise expressly stated, references to numbered or lettered articles, sections and subsections herein contained are to articles, sections and subsections of this Agreement. The terms "herein," "hereof," "hereunder," "hereby," "this Agreement" and other similar references shall be construed to mean and include this Agreement of Limited Partnership and all amendments thereof and supplements thereto unless the context shall clearly indicate or require otherwise.

        11.5. Amendment. This Agreement may not be amended, altered or modified except by an instrument in writing Approved by the Partners (or the duly-authorized agent of any party).

        11.6. Severability. If any provision of this Agreement or any application of such provision to any Person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        11.7. No Third-Party Beneficiary. This Agreement is made solely and specifically between and for the benefit of the parties hereto and their respective successors and assigns, subject to the expressed provisions hereof relating to successors and assigns. No other Person has any rights, interest, or claims hereunder or is or will be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise unless specifically provided in this Agreement.

        11.8. Sole and Absolute Discretion. Except as otherwise provided in this Agreement, all actions that any General Partner may take and all determinations that any General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of that General Partner.

        11.9. Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective distributees, successors and assigns.

        11.10. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the Partners and replaces and supersedes all prior agreements, except for any agreement executed contemporaneously herewith by and among the Partners or any of them contemporaneously herewith. This Agreement supersedes all written and oral statements, and no representation, statement, condition, or warranty not contained in this Agreement shall be binding on the Partners or have any force or effect whatsoever. No Partner has rendered any services to, or on behalf of, any other Partner or the Partnership, and no Partner shall have any rights with respect to any services which might be alleged to have been rendered.

        11.11. Reliance on Authority of Persons Signing Agreement. If a Partner is a Person other than a natural person, the Partnership (i) is not required to determine the authority of the Person signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such Person; (ii) is not required to see to the application or distribution of proceeds paid or credited to Persons signing this Agreement on behalf of such entity; (iii) is entitled to rely on the authority of the Person signing this Agreement with respect to the giving of consent on behalf of such entity in connection with any matter for which consent is permitted or required under this Agreement; and (iv) is entitled to rely on the authority of any general partner, joint venturer, manager, co-or successor trustee, or president or vice president (as the case may be), of any such entity the same as if such Person were the Person originally signing this Agreement on behalf of such entity.

        11.12. Other Business. Each Partner may be engaged in a business or businesses other than that of the Partnership and may acquire properties for its own account or jointly with others or in any other capacity without being accountable or liable to the Partnership for the breach of any fiduciary obligation. These activities may be organized for purposes of engaging in activities similar to the activities of the Partnership, even if in competition with the Partnership, and the Partnership shall not have any rights in and to such independent ventures or the income or profits derived therefrom.

        11.13. Partition Rights. No Partner shall have the right to the partition of any Property or to take any action or initiate or prosecute any judicial proceeding for the partition, or the partition and sale, of any Property.

        11.14. Agreement in Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

Signature Page(s) To Follow.

        IN WITNESS WHEREOF, this Agreement is effective as of the day and year first above written.

GENERAL PARTNER:
EXCO INVESTMENT II, LLC, a Delaware limited liability company
By:	/s/ Richard E. Miller Richard E. Miller, Manager
LIMITED PARTNER:
EXCO INVESTMENT I, LLC, a Delaware limited liability company
By:	/s/ Richard L. Hodges Richard L. Hodges, Manager
Date of Execution:	7/31/01
Place of Execution:	Denver, Colorado

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

EXCO OPERATING, LP

(A Delaware Limited Partnership)

EXHIBIT A

1.	Name of Partnership:	EXCO Operating, LP
2.	Address of Principal Office:	6500 Greenville Avenue Suite 600 Dallas, Texas 75206
3.	Registered Agent and Office:	The Corporation Trust Company Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801
4.	General Partner:
	Name:	EXCO Investments II, LLC
	Mailing Address:	6500 Greenville Avenue Suite 600 Dallas, Texas 75206
	Telecopy Number:	(214) 368-2087
Capital Contribution:
Beneficial interest in certain assets which are more fully described on the attached Exhibit B. (Capital Contribution of EXCO Resources, Inc., a Texas corporation, the previous General Partner of the Partnership.)
	Ownership:	1% General Partner Interest
	Time of or Events Requiring Additional Contribution(s):	As provided in the Partnership Agreement
	Effective Date Became Partner:	July 31, 2001
5.	Limited Partner:
	Name:	EXCO Investments I, LLC
	Mailing Address:	Attention: Richard L. Hodges 1775 Sherman Street, Suite 2650 Denver, Colorado 80203
	Telecopy Number:	(303) 831-1397
Capital Contribution:
Beneficial interest in certain assets which are more fully described on the attached Exhibit B. (Capital Contribution of EXCO Resources, Inc., a Texas corporation, the previous Limited Partner of the Partnership.)

A-1

Ownership:	99% Limited Partner Interest
Time of or Events Requiring Additional Contribution(s):	As provided in the Partnership Agreement
Effective Date Became Partner:	July 31, 2001

A-2

QuickLinks

  Exhibit 3.12
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EXCO OPERATING, LP (A Delaware Limited Partnership)
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EXCO OPERATING, LP (A Delaware Limited Partnership)
TABLE OF CONTENTS
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EXCO OPERATING, LP (A Delaware Limited Partnership)
ARTICLE 1 GENERAL
ARTICLE 2 DEFINITIONS
ARTICLE 3 CAPITALIZATION
ARTICLE 4 DISTRIBUTIONS AND ALLOCATIONS
ARTICLE 5 STATUS OF LIMITED PARTNER
ARTICLE 6 MANAGEMENT
ARTICLE 7 BOOKS AND ACCOUNTS
ARTICLE 8 TRANSFER OF INTERESTS
ARTICLE 9 DISSOLUTION
ARTICLE 10 WINDING UP AND TERMINATION
ARTICLE 11 MISCELLANEOUS
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EXCO OPERATING, LP (A Delaware Limited Partnership )
EXHIBIT A